Exhibit 10.1

SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT is entered into on this        day of                 , 2002, by and between OGLEBAY NORTON COMPANY, an Ohio corporation (“Oglebay”), and JOHN N. LAUER (“Lauer”).

WHEREAS, Oglebay and Lauer have entered into a certain Employment Agreement, dated December 17, 1997, as amended June 30, 2000 (the “Agreement”), setting forth certain terms and conditions relating to the engagement and employment of Lauer by Oglebay; and

WHEREAS, Oglebay and Lauer desire to further amend the Agreement to extend the term thereof and to provide certain additional benefits to Lauer subject to the terms and conditions as further set forth herein;

NOW, THEREFORE, Oglebay and Lauer hereby agree to amend the Agreement, effective as of January 3, 2003 and subject to the condition precedent that Lauer remains in employment with Oglebay through January 2, 2003, as follows:

1.  The term of Lauer’s employment under the Agreement will be extended to January 4, 2004.

2.  Lauer shall hold the office of Chairman and Chief Executive Officer of Oglebay until December 31, 2002. Lauer shall continue as the Chairman of the Board of Directors until December 31, 2003, at which time he will retire from the Board of Directors.

3.  In addition to other Shares provided to Lauer under and in accordance with the terms of the Agreement, Oglebay will grant to Lauer 25,000 Shares on December 31, 2002 or January 2, 2003, as elected by Lauer in a writing delivered to the Chairman of the Compensation, Organization and Governance Committee of the Board of Directors prior to such date. These Shares shall be fully vested upon issuance by the Company; however, Lauer shall be restricted from selling the shares until such time that his employment at the Company is terminated.

4.  Any cash bonus to be provided to Lauer under Section 4.3 of the Agreement, whether relating to the Annual Incentive Plan or the Long-Term Incentive Plan, and for purposes of Section 6.1(c) thereof (taking into account for the purposes of that provision performance objectives achieved through the Termination Date), for the calendar year 2003 shall not be subject to any special cap and will be calculated as if Lauer had an annual base salary of $500,000.

5.  The excess or supplemental retirement benefit plan referenced in Section 4.4 of the Agreement, which shall mean that certain Special Supplemental Retirement Plan adopted by Oglebay, effective December 17, 1997, as amended, shall provide Lauer with retirement benefits which, when added to any benefits under the Qualified Plan, equal benefits Lauer would have been entitled to under the Qualified Plan if (a) Lauer’s covered compensation, throughout the period of his employment, had included salary at the rate of $500,000 per year and an annual bonus equal to the higher of his actual bonus for the applicable year or $250,000, (b) Lauer had been credited with ten years of service under the Qualified Plan, and (c) there were no limits on the amount of covered compensation that could be taken into account in determining the benefit payable to Lauer under the Qualified Plan.

6.  In addition to other benefits provided under Section 4.4 of the Agreement, commencing upon the termination of the Agreement under any provision of Section 5 of the Agreement other than (a) Section 5.3 thereof or (b) because of the death of Lauer under Section 5.2 thereof, Oglebay shall provide to or on behalf of Lauer medical benefits (“Medical Benefits”) of the same kind and to the same extent as are provided to similarly situated individuals under the medical plan maintained by Oglebay for retirees, as such plan is in effect at the time services with respect to such Medical Benefits are provided (the “Medical Plan”), but expressly excluding any plan or benefits provided to retirees or employees solely pursuant to the terms of any collective bargaining agreement. Where the Medical Plan permits covered individuals to elect from among coverage options, Lauer shall be provided with the same options from which to elect. Lauer shall be required to pay any premium for the provision of Medical Benefits which would otherwise be applicable to similarly situated individuals, and will be subject to deductible, co-insurance, and out-of-pocket payment requirements, reasonable and necessary reimbursement limitations, and other limits and restrictions, including any variations with respect to non-network provider services, self-referrals, or generic and non-generic drugs, to the same extent as other individuals covered under the Medical Plan or under the coverage option thereof, if any, elected by Lauer. The Medical Benefits shall be provided to or on behalf of Lauer until his death or until such earlier date that Oglebay ceases to maintain a medical plan for retirees. The Medical Benefits may, at the option of Oglebay, be provided under the Medical Plan if the Medical Plan otherwise so permits. Medical Benefits may be provided by direct payment to providers or by reimbursement to Lauer, subject in either case to the presentation of evidence of services provided in such form reasonably requested by Oglebay. No duplication of Medical Benefits shall be provided pursuant to the Agreement and any medical plan of Oglebay or an affiliate. For any period during which Lauer is entitled to coverage under any plan of Oglebay or an affiliate in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Lauer shall be required to elect COBRA coverage as a condition to the coverage to be provided under the Agreement. Medical Benefits shall be provided to or on behalf of Lauer’s spouse to the same extent and for such time during Lauer’s life while Lauer is entitled to Medical Benefits, and after Lauer’s death, as such may be provided to or on behalf of similarly situated spouses of retirees covered under the Medical Plan, subject to the same requirements and restrictions set forth in the foregoing as are applicable to the provision of Medical Benefits to or on behalf of Lauer. Notwithstanding the foregoing, no Medical Benefits shall be provided to or on behalf of Lauer’s spouse if the Agreement terminates under circumstances under which Lauer would not be entitled to Medical Benefits.

7.  Section 8 of the Agreement shall reflect the Ohio General Corporation Law rather than the Delaware General Corporation Law as being the applicable law referenced therein.

8.  The provisions of the Agreement shall be deemed amended to the extent necessary to reflect the changes set forth above. Except to the extent so amended, the provisions of the Agreement shall continue in full force and effect and Lauer shall not be deemed to have waived any rights or benefits to which he may be entitled under the Agreement with respect to periods prior to the extension of the term thereof.

9.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

IN WITNESS WHEREOF, Oglebay and Lauer have executed this Second Amendment to Employment Agreement, Oglebay by the duly authorized Chairman of the Compensation, Organization and Governance Committee of its Board of Directors, as of the date first written above.

OGLEBAY NORTON COMPANY

By:
Albert C. Bersticker, Chairman, Compensation, Organization and Governance Committee

By:
John N. Lauer

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